Exhibit 99.(i)(2)

[LETTERHEAD OF CLIFFORD CHANCE US LLP]

October 31, 2008

PowerShares Actively Managed Exchange-Traded Fund Trust

301 West Roosevelt Avenue

Wheaton, IL 60187

Re:          Opinion of Counsel Regarding Post-Effective Amendment No. 4 to the
Registration Statement filed on Form N-1A under the Securities Act of 1933, as amended (File Nos. 333-147622, 811-22148)

Dear Ladies and Gentlemen:

We have acted as counsel to the PowerShares Actively Managed Exchange-Traded Fund Trust (the “Trust”), a statutory trust organized under the laws of the State of Delaware, in connection with the registration which relates to the shares of beneficial interest, $0.01 par value, of the PowerShares Active U.S. Real Estate Fund (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”). This opinion is being delivered to you in connection with the Fund’s filing of Post-Effective Amendment No. 4 to the Registration Statement on Form N-1A (the “Amendment”) to be filed with the Securities and Exchange Commission under the 1933 Act, and Amendment No. 5 pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), in connection with the effectiveness of the PowerShares Active U.S. Real Estate Fund. In such capacity, we have reviewed the Trust’s Registration Statement on Form N-1A under the 1933 Act and the 1940 Act, as filed by the Trust with the Securities and Exchange Commission (the “Registration Statement”). We are familiar with the actions taken by the Trust and its Board of Trustees in connection with the organization of the Trust and the authorization, and the proposed issuance and sale, of the Shares, including but not limited to the adoption of a resolution authorizing the issuance of the Shares in the manner described in the prospectus contained in the Registration Statement (the “Prospectus”). In addition, we have reviewed the Trust’s Agreement and Declaration of Trust and such other documents and matters as we have deemed necessary to enable us to render this opinion. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares to which the Registration Statement relates when issued and sold in the manner described in the Prospectus, will be legally issued, fully paid and non-assessable.

We are attorneys licensed to practice only in the State of New York. The foregoing opinion is limited to the federal laws of the United States and the Delaware Statutory Trust Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

October 31, 2008

We have consented to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings “Fund Service Providers” in the Prospectus, and “Miscellaneous Information - Counsel” in the Statement of Additional Information, each forming a part of the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Clifford Chance US LLP